Exhibit 99
For further information: Howard Schrott, 864-241-5400
LIBERTY CORPORATION REPORTS SECOND QUARTER RESULTS
Greenville, SC (August 2, 2005) – The Liberty Corp. (NYSE:LC) today reported financial results for the second quarter and six months ended June 30, 2005. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.
     Earnings for the quarter were $0.46 per diluted share compared with $0.16 per diluted share for the same period of the prior year. For the quarter, operating income was $10.6 million compared with $9.9 million in the prior-year period. Year-to-date earnings per diluted share were $0.65 compared with $0.41 for the prior-year period. Year-to-date operating income was $14.6 million compared with $17.9 million for the prior-year period.
     During the current quarter, two items resulted in a favorable variance to the Company’s tax provision. These included a reversal of a valuation allowance of approximately $1.9 million and the recording of a receivable of $0.8 million in connection with an unrelated refund. Prior-year earnings include approximately $6.9 million of charges related to the impairment of one of the Company’s strategic investments and the settlement of an announced acquisition that was subsequently terminated by the Company. (See the Company’s Form 10-Q filed with the Securities and Exchange Commission for further details.)
     For the quarter, net revenue was $53.3 million compared with $55.0 million for the prior-year second quarter, a decrease of three percent. Broadcast operating profit for the quarter was $20.8 million, compared with $22.2 million in the prior year, a decrease of seven percent. These decreases are principally due to the absence of approximately $3.4 million of political revenue in the current period. Year-to-date net revenue was $99.8 million compared with $102.9 million for the prior-year period, a decrease of three percent. Year-to-date broadcast operating profit was $34.9 million, compared with $39.5 million in the prior year, a decrease of twelve percent. A reconciliation of broadcast operating profit to operating income is presented below. For a full discussion and analysis of results, refer to the Company’s quarterly filing on form 10-Q.
     Hayne Hipp, Chief Executive Officer of Liberty, commented, “The Liberty stations continue to serve their communities and maintain a keen focus on the sources of revenue that are closest to home. By providing a valued outlet for local advertisers, our stations have seen local revenues, including local Internet advertising, grow over 5.5% in the quarter.”
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     Broadcast operating profit, a measurement of earnings, is used by the Company to evaluate the operating performance of its media properties, and is not a measure of financial performance under generally accepted accounting principles (GAAP). Broadcast operating profit is not a standardized measure and may be calculated in a number of ways. Liberty defines broadcast operating profit as operating income, excluding net losses or gains on disposed assets, plus depreciation and amortization, cash earned in excess of revenue recorded on network affiliation contracts, non-cash compensation, and corporate cash expenses.
     A major group broadcaster, Liberty owns fifteen network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX).
     For further information about Liberty, visit the corporate website, http://www.libertycorp.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise.
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THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In 000’s, except per share data)	2005	2004	2005	2004
	(Unaudited)
REVENUES
Television station revenues (net of commissions)	$49,734	$51,138	$93,260	$95,738
Cable advertising and other revenues	3,566	3,899	6,564	7,130

Net revenues	53,300	55,037	99,824	102,868

EXPENSES
Operating expenses (excluding depreciation and amortization expense shown separately below)	31,383	32,441	62,774	62,680
Amortization of program rights	1,868	1,781	3,744	3,516
Depreciation and amortization of intangibles	4,956	5,047	9,699	9,539
Corporate, general, and administrative expenses	4,534	5,882	9,002	9,185

Total operating expenses	42,741	45,151	85,219	84,920

Operating income	10,559	9,886	14,605	17,948

Net investment income (loss)	550	(4,739)	2,284	(5,389)
Interest expense	(1,080)	(242)	(1,272)	(262)

Income before income taxes	10,029	4,905	15,617	12,297
Provision for income taxes	1,703	1,839	3,844	4,611

Net income	$8,326	$3,066	$11,773	$7,686

Diluted earnings per common share	$0.46	$0.16	$0.65	$0.41

Weighted average common dilutive shares	17,946	18,663	18,038	18,787

Actual common and common equivalent shares outstanding at end of period	18,301	18,771	18,301	18,771

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents			23,269	35,807
Debt outstanding			110,000	55,000

RECONCILIATION OF OPERATING INCOME TO BROADCAST OPERATING PROFIT:

Operating income per income statement	$10,559	$9,886	$14,605	$17,948
Add:
Depreciation and amortization	4,956	5,047	9,699	9,539
Adj. for network compensation due vs. accrued	73	920	132	1,841
Net loss (gain) on disposals	(8)	—	—	(18)
Non-cash compensation	1,724	1,235	3,607	2,126
Corporate cash expenses	3,447	5,143	6,851	8,016

Broadcast operating profit	$20,751	$22,231	$34,894	$39,452

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